EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE


    NTL COMPLETES ACQUISITION OF LARGEST CABLE TELEVISION OPERATOR IN IRELAND

       Emerges as Largest Broadband Telecommunications Provider in UK and
                      Ireland with 1.8 Million Subscribers

NEW YORK, NEW YORK (July 9, 1999) - NTL Incorporated (NASDAQ: NTLI; EASDAQ; NTLI.ED) announced that it has completed the previously announced acquisition of Cablelink Limited, Ireland's largest cable television provider. This major strategic expansion makes NTL the largest broadband telecommunications provider in the UK and Ireland with a subscriber base of approximately 1.8 million. The purchase price was 535.180 million Irish Punts (approximately US$695 million; 445 million UK Pounds).

Cablelink provides multi-channel television and information services through cable and Microwave Multipoint Distribution Systems (MMDS) systems in Dublin, Galway and Waterford. With a customer base of over 360,000 subscribers, Cablelink currently has an 83% penetration rate in its cable broadband network which passes 420,000 homes. Cablelink holds licenses to provide analog and digital television services over cable and MMDS in its franchises for 15 years, with exclusive rights for five years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland.

NTL intends to play a leading role in Ireland, providing an integrated range of advanced broadband multi-media services, including digital television, telephony and Internet services. NTL plans to upgrade the existing Cablelink network to a fibre trunk network, which will allow a rapid rollout of these services. Over the next several years, NTL expects that all of Cablelink's customers will be served by a 750MHz to 1GHz two-way digital cable network capable of delivering 300+ television channels, voice telephony and high-speed Internet access. The acquisition will also further NTL's previously announced plans to launch business telecoms services in key markets in Ireland.

NTL is the leading telecommunications and media company in the United Kingdom and Ireland. The company offers local business and residential telephony, cable television and Internet services over advanced broadband fiber networks to 25% of homes in the UK including the Northern Ireland cable franchise. Through its national telecoms services division, the company owns and operates one of only five independent national telecoms networks in the UK, and offers national business telecoms, national and international carrier

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telecommunications  services,  and satellite and radio communications  services.
The  company's   broadcast  services  division  operates  a  national  broadcast transmission network of more than 1,300 owned and shared transmission sites, and offers digital and analog broadcast transmission services to major television and radio stations nationwide in the UK.


For further information contact:

         John F. Gregg, Chief Financial Officer - Corporate Development Bret Richter, Director - Corporate Development
         Richard J. Lubasch , Senior Vice President - General Counsel Jeffrey Wyman, Assistant General Counsel
         Kathy Makrakis, Director - Investor Relations
         (212) 906-8457 or via e-mail at investor_relations@ntli.com

For media inquiries contact:

         Alison Smith, Group Communications,-011441252402662